SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Genco Shipping & Trading Limited

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

Y2685T115

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 8, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Centre Street Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 744,533 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 744,533 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 744,533 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Centre Street Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 744,533 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 744,533 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 744,533 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Franklin Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 185,752 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 185,752 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,752 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Franklin Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 185,752 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 185,752 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,752 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Trading Fund III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,279,866 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,279,866 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,279,866 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Fund III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,279,866 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,279,866 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,279,866 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Fund (Offshore) III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,279,866 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,279,866 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,279,866 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Management III LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,279,866 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,279,866 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,279,866 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person AEC (Lux) S.á.r.l.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 555,455 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 555,455 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 555,455 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Credit Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 555,455 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 555,455 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 555,455 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 555,455 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 555,455 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 555,455 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person AES (Lux) S.á.r.l.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 953,633 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 953,633 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,633 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Strategic Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 953,633 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 953,633 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,633 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 953,633 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 953,633 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,633 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person ANS U.S. Holdings Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 384,252 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 384,252 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 384,252 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SK Strategic Investments, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 384,252 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 384,252 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 384,252 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SK Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 384,252 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 384,252 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 384,252 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,352,833 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,352,833 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,352,833 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Zeus Strategic Investments, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 784,269 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 784,269 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 784,269 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Zeus Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 784,269 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 784,269 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 784,269 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,240,593 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,240,593 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,240,593 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 14.0%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,240,593 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,240,593 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,240,593 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 14.0%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,240,593 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,240,593 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,240,593 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 14.0%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,240,593 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,240,593 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,240,593 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 14.0%

14	Type of Reporting Person OO

This Amendment No. 1 to Schedule 13D is filed by:  (i) Apollo Centre Street Partnership, L.P. (ii) Apollo Franklin Partnership, L.P., (iii) Apollo Credit Opportunity Trading Fund III LP, (iv) AEC (Lux) S.á.r.l., (v) AES (Lux) S.á.r.l., (vi) ANS U.S. Holdings Ltd., (vii) Apollo Special Opportunities Managed Account, L.P., (viii) Apollo Zeus Strategic Investments, L.P., (ix) Apollo Centre Street Management, LLC, (x) Apollo Franklin Management, LLC, (xi) Apollo Credit Opportunity Fund III LP, (xii) Apollo Credit Opportunity Fund (Offshore) III LP, (xiii) Apollo Credit Opportunity Management III LLC, (xiv) Apollo European Credit Management, L.P., (xv) Apollo European Credit Management, LLC, (xvi) Apollo European Strategic Management, L.P., (xvii) Apollo European Strategic Management LLC, (xviii) Apollo SK Strategic Investments, L.P., (xix) Apollo SK Strategic Management, LLC, (xx) Apollo SOMA Advisors, L.P., (xxi) Apollo SOMA Capital Management, LLC, (xxii) Apollo Principal Holdings II, L.P., (xxiii) Apollo Principal Holdings II GP, LLC, (xxiv) Apollo SVF Management, L.P., (xxv) Apollo SVF Management GP, LLC, (xxvi) Apollo Zeus Strategic Management, LLC, (xxvii) Apollo Capital Management, L.P. (“Capital Management”), (xxviii) Apollo Capital Management GP, LLC, (xxix) Apollo Management Holdings, L.P., and (xxx) Apollo Management Holdings GP, LLC and supplements and amends the Statement on Schedule 13D filed on February 26, 2016 (the “Initial Schedule 13D”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Initial Schedule 13D.

Responses to each item of this Statement on Schedule 13D/A are incorporated by reference into the response to each other item, as applicable.

Item 1.   Security and Issuer

Item 2.   Identity and Background

Item 3.   Source and Amount of Funds or Other Consideration

Item 4.   Purpose of Transaction

Item 4 is hereby amended and supplemented with the following:

On June 8, 2016, Capital Management delivered to the Issuer a letter agreement (the “Commitment Letter”) pursuant to which Capital Management, on behalf of certain funds and managed accounts, agreed to purchase $14,024,860 of equity securities of the Issuer at or immediately prior to the closing of a private placement.   Capital Management will fund the commitment at or immediately prior to the Closing. Such equity securities shall consist of equity securities of the same class of securities and at the same per-security price as Issuer issues to purchasers in the private placement.

Capital Management’s obligations under the Commitment Letter to fund its commitment automatically and immediately terminate after 11:59 p.m. on June 30, 2016 and are subject to the satisfaction of certain conditions, including the terms and conditions of the private placement. The summary of the Commitment Letter herein is not intended to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, attached hereto as Exhibit 2.

Other than as discussed above and in the Initial Schedule 13D, the Reporting Persons do not have any plans or proposals that would have any of the effects listed in Item 4(a)-(j) of Schedule 13D.

As described in the Issuer’s Form 8-K filed June 10, 2016, other stakeholders of the Issuer separately have entered into commitment letters that in each case are substantially similar to the Commitment Letter.  The Reporting Persons expressly disclaim the existence of any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5 promulgated thereunder, between themselves or with any other stakeholders in the Issuer, and the entry into the Commitment Letter and this Schedule 13D/A shall not be construed as an admission that any Reporting Person is a member of a group with any such stakeholder, or any other person, or that the Reporting Persons beneficially own any shares of Common Stock beneficially owned by any other stakeholder, or any other person.

Item 5.         Interest in Securities of the Issuer

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented with the following:

The information provided above in Item 4 of this Schedule 13D/A is incorporated by reference into this Item 6.

Item 7.   Material to be Filed as Exhibits

Exhibit 2:	Equity Financing Commitment Letter, dated as of June 8, 2016, from Apollo Capital Management, L.P. to Genco Shipping and Trading Limited.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated: June 10, 2016
APOLLO CENTRE STREET PARTNERSHIP, L.P.

	By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

		By:	Apollo Centre Street Advisors (APO DC-GP), LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

	By:	Apollo Franklin Advisors (APO DC), L.P.
its general partner

		By:	Apollo Franklin Advisors (APO DC-GP), LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III LP

By:	Apollo Credit Opportunity Fund III LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

		By:		Apollo Credit Opportunity Advisors III
(APO FC) GP LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND (OFFSHORE) III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AEC (LUX) S.Á.R.L.

By:	Apollo European Credit Management, L.P.
its investment manager

	By:	Apollo European Credit Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, L.P.

By:	Apollo European Credit Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AES (LUX) S.Á.R.L.

By:	Apollo European Strategic Management, L.P.
its investment manager

	By:	Apollo European Strategic Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES
MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:		Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ANS U.S. HOLDINGS LTD.

By:	Apollo SK Strategic Investments, L.P.
its sole member-manager

	By:	Apollo SK Strategic Advisors GP, L.P.
its general partner

		By:	Apollo SK Strategic Advisors, LLC

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors, L.P.
its general partner

	By:	Apollo SK Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner

	By:		Apollo Zeus Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President